Exhibit 23.1
Consent of Independent Certified Public Accountants
We consent to the incorporation by reference in the following registration statements of Astronics Corporation:
Registration Statement (Form S-8 No. 333-139292) pertaining to the Employee Stock Purchase Plan of Astronics Corporation,
Registration Statement (Form S-8 No. 333-127137) pertaining to the Astronics Corporation 2005 Director Stock Option Plan, and
Registration Statement (Form S-8 No. 333-143564) pertaining to the Astronics Corporation 2001 Stock Option Plan
of our report dated April 1, 2009, with respect to the consolidated financial statements of DME Corporation and GUASO LLC, included in this Astronics Corporation Current Report on Form 8-K/A Amendment No. 1 to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP West Palm Beach, Florida
April 13, 2009